Exhibit 99.1

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems Posts 22 Percent Increase in Fiscal 2004 Net Income,

12 Percent Gain in Annual Revenue

Annual Service Gross Margin Increased Nearly Five Percentage Points to 52 Percent

FRAMINGHAM, Mass. – February 14, 2005 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2004.

Lifeline reported a 44 percent increase in net income for the fourth quarter of 2004 to $4.5 million, or $0.31 per diluted share, from net income of $3.1 million, or $0.22 per diluted share, in the fourth quarter of 2003. Lifeline’s fourth-quarter net income benefited from tax savings that lowered its effective tax rate for the quarter to 27 percent from 40 percent in the fourth quarter of 2003. Fourth-quarter 2004 net income also included a one-time, pre-tax expenditure of $0.6 million related to the formation of a holding company structure, which was completed in December 2004. Excluding the benefit of the lower tax rate, which reflects the inclusion in the fourth quarter of certain full-year tax savings, as well as the one-time holding company related expense, Lifeline’s fourth-quarter net income at a 41 percent effective tax rate would have been $4.0 million, or $0.28 per diluted share.

Total revenue for the fourth quarter of 2004 rose 12 percent to $35.0 million, from $31.4 million a year earlier. The Company’s fourth-quarter 2004 service revenue of $27.0 million increased 13 percent, year-over-year, from fourth-quarter 2003 service revenue of $23.8 million. Product revenue increased eight percent to $7.8 million from $7.2 million in the fourth quarter of 2003.

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Lifeline Systems Posts 22 Percent Increase in Fiscal 2004 Net Income, 12 Percent Gain in

Annual Revenue

Full-Year Results

Lifeline reported net income of $12.5 million, or $0.88 per diluted share, for the twelve months ended December 31, 2004, an increase of 22 percent from $10.3 million, or $0.76 per diluted share, for the full year 2003. Net income for 2004 included the fourth-quarter pre-tax reorganization expenditure of $0.6 million; net income for 2003 included a non-recurring pre-tax gain of $0.7 million in the second quarter, which represented a one-time settlement from an ex-vendor. After excluding that settlement from 2003 net income, Lifeline posted a 27 percent year-over-year gain in 2004 net income.

Total revenue for 2004 rose 12 percent to $130.5 million from $116.2 million for 2003. Full-year 2004 product revenue of $26.5 million, which accounted for 20 percent of total revenue, grew 10 percent from $24.2 million in 2003, when product revenue represented 21 percent of that year’s total revenue. This increase in product revenue was attributable to the success of Lifeline’s new Senior Living initiative, which more than offset the planned decline in the Company’s traditional healthcare product revenue.

Comments on Fourth-Quarter Performance

“The momentum of double-digit, year-over-year increases in quarterly service revenue continued during the fourth quarter, once again validating the success of our recurring revenue business model and growth strategies,” said Ron Feinstein, president and chief executive officer of Lifeline. “This trend was reinforced by 10 percent growth in our subscriber count to 423,000 at December 31, 2004 from 386,000 at December 31, 2003, combined with a steady increase in the lifetime value of a subscriber.

“Lifeline achieved gains in gross margin to 56 percent in the fourth quarter of 2004 from 54 percent in the fourth quarter of 2003, including service gross margin, which increased to 53 percent in the fourth quarter of 2004 from 49 percent in the fourth quarter of 2003. Lifeline produced particularly strong bottom-line results, owing in part to the fourth-quarter tax savings.

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Lifeline Systems Posts 22 Percent Increase in Fiscal 2004 Net Income, 12 Percent Gain in

Annual Revenue

Comments on Full-Year 2004 Performance

“A number of factors contributed to Lifeline’s strong operating performance in 2004. These included a 14-percent increase in year-over-year service revenue and a nearly five percentage point improvement in service gross margin to 52 percent. This improvement in service gross margin offset a two-percentage-point decline in product gross margin, caused by the growing proportion of Senior Living business. We also benefited from subscriber growth of 10 percent, compounded by a more favorable mix of subscribers signing up for Lifeline OneSource. The net effect was a three percentage-point increase in total gross margin to 55 percent for the year. The strength in our service gross margin reflects our success in increasing the average monthly revenue per subscriber and extending the length of time a subscriber is on our service, which combine to increase the lifetime value of that subscriber. In addition, we continue to implement process and productivity improvements and leverage our technology investments to gain greater efficiencies in our business.

Comments on Outlook

“Lifeline enters 2005 in a strong position, both financially and operationally. Our balance sheet remains debt free and liquid, with cash and short term investments of $47 million and working capital of $48 million. Our focus on working capital initiatives once again drove improvements resulting in average days sales outstanding (DSOs) of 33 days in 2004, as compared to DSOs of 35 days in 2003, as well as significant year-over-year improvement in inventory turns. We continue to enhance our business model, and our multi-year investments in technology and marketing are producing increasingly meaningful returns. In addition, the trends in our industry are favorable. The demand for our services continues to climb with escalating healthcare costs, increases in the senior population in the U.S. and Canada and the growing number of baby boomers assuming caregiving responsibilities for their elderly parents,” said Feinstein.

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Lifeline Systems Posts 22 Percent Increase in Fiscal 2004 Net Income, 12 Percent Gain in

Annual Revenue

About the Fourth-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com.

Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, February 15. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s fourth-quarter and full-year 2004 financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives for 2005. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website at www.lifelinesys.com and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s fourth-quarter and full-year 2004 financial results conference call also can be heard live by dialing (800) 946-0741 at least five minutes prior to the call. The international dial-in number is (719) 457-2649. A replay of the call will be available from 2:00 p.m. ET on February 15, through midnight ET on February 21. To access the replay, dial (719) 457-0820. The confirmation code is 4965756.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of December 31, 2004, the Company supported 423,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

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Lifeline Systems Posts 22 Percent Increase in Fiscal 2004 Net Income, 12 Percent Gain in

Annual Revenue

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s ability to enlarge its subscriber base, expand average subscription length, increase average monthly revenue per subscriber and increase the Company’s margins and profitability, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk that the Company’s marketing efforts will not be successful in generating incremental revenue and profitability, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Forms 10-Q and other filings and releases.

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LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues
Services	$26,969	$23,788	$103,176	$90,698
Net product sales	7,822	7,238	26,500	24,167
Finance income	188	338	873	1,294

Total revenues	34,979	31,364	130,549	116,159

Costs and expenses
Cost of services	12,541	12,147	49,150	47,391
Cost of sales	2,976	2,364	9,321	7,882
Selling, general and administrative	12,884	11,304	50,866	42,900
Research and development	567	385	2,114	1,816
Other non-recurring item	—	—	—	(700)

Total costs and expenses	28,968	26,200	111,451	99,289

Income from operations	6,011	5,164	19,098	16,870
Other income, net	114	28	457	228

Income before taxes	6,125	5,192	19,555	17,098
Provision for income taxes	1,641	2,077	7,056	6,839

Net income	$4,484	$3,115	$12,499	$10,259

Net income per weighted average share:
Basic	$0.33	$0.23	$0.92	$0.78

Diluted	$0.31	$0.22	$0.88	$0.76

Weighted average shares:
Basic	13,735	13,357	13,585	13,126

Diluted	14,347	13,914	14,160	13,539

Note: Amortization expense related to certain intangible assets has been reclassified from cost of services to selling, general,

and administrative expenses in the prior year to conform to the current year presentation.

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$42,428	$21,356
Short-term investments	5,000	—
Accounts receivable, net	12,209	10,586
Inventories	4,546	5,945
Net investment in sales-type leases	1,906	2,234
Prepaid expenses and other current assets	2,369	3,238
Prepaid income taxes	135	1,708
Deferred income taxes	1,092	1,805

Total current assets	69,685	46,872

Property and equipment, net	34,030	33,905
Net investment in sales-type leases	3,636	4,488
Goodwill, net	8,821	7,996
Other intangible assets, net	12,838	7,964
Other assets	173	242

Total assets	$129,183	$101,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,485	$1,870
Accrued expenses	4,631	4,269
Accrued payroll and payroll taxes	5,910	5,511
Accrued income taxes	3,849	—
Deferred revenues	2,150	1,001
Other current liabilities	2,604	725

Total current liabilities	21,629	13,376

Deferred income taxes	6,511	7,635
Other non-current liabilities	3,302	1,230

Total liabilities	31,442	22,241

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,832,630 shares issued at December 31, 2004 and 13,407,628 shares issued at December 31, 2003	277	268
Additional paid-in capital	30,657	25,291
Retained earnings	66,334	53,835
Less: Unearned compensation	(471)	(622)
Accumulated other comprehensive income-cumulative translation adjustment	944	454

Total stockholders’ equity	97,741	79,226

Total liabilities and stockholders’ equity	$129,183	$101,467